STEIN ROE TRUST
                                AMENDMENT TO AGREEMENT
                                AND DECLARATION OF TRUST




                  The undersigned, being a majority of the duly elected and qualified Trustees of Stein Roe Trust, a voluntary association with the transferable shares organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated July 31, 1996 ("Declaration of Trust"), hereby amend the Declaration of Trust as follows and herely consent to such amendments:


                  Article 1, Section 1 of the Declaration of Trust is deleted and the following is inserted in lieu thereof:

                           Section 1. This Trust shall be known as Liberty-Stein Roe Funds Trust, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

                  This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall be one instrument.

                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of this 7th day of October, 1999.


       /s/John A. Bacon, Jr.                            /s/Janet Langford Kelly
         John A. Bacon, Jr.                             Janet Langford Kelly

       /s/William W. Boyd                               /s/Charles R. Nelson
         William W. Boyd                                Charles R  Nelson

       /s/Lindsay Cook                                  /s/Thomas C. Theobold
         Lindsay Cook                                   Thomas C. Theobold

       /s/Douglas A. Hacker
         Douglas A. Hacker